Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 28, 2021 with respect to the consolidated financial statements of ReneSola Ltd. and subsidiaries (the “Company”) included in the Annual Report on Form 20-F for the year ended December 31, 2020. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

/s/ Grant Thornton

Shanghai, the People’s Republic of China

December 29, 2021